November 22, 1996

Kemper Portfolios
222 South Riverside Plaza
Chicago, Illinois  60606

Re:     Rule 24f-2 for Kemper Portfolios (the "Fund")
        File No. 2-76806

Ladies and Gentlemen:

     Reference is made to your Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 (the "1940 Act") on
Form N-1A and all amendments thereto and the Rule 24f-2 Notice ("Notice") to be filed by you with the Securities and Exchange Commission pursuant to Rule 24f-2 under the 1940 Act for the fiscal year ended September 30, 1996. Reference is also made to the 753,284,555 shares (which includes 695,634,480 shares of the Kemper Cash Reserves Fund, 5,332,021 shares of the Kemper Short-Intermediate Government Fund, and 52,318,054 shares of the Kemper
U.S. Mortgage Fund) (the "Shares") specified in said Notice as having been sold in reliance upon registration pursuant to Rule 24f-2.

     Assuming that the Fund's Amended and Restated Agreement and
Declaration of Trust dated September 27, 1985, as amended on May 27, 1994, and the By-Laws of the Fund adopted October 10, 1985 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on October 10, 1985 and January 14, 1994 relating to organizational matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, it is our opinion that the Shares, the registration of which the Notice makes definite in number, were legally issued, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances described in the Statement of Additional Information in the Registration Statement of the Fund under the caption "Shareholder Rights"). In rendering this opinion, we have relied upon opinions dated September 29, 1987 from Ropes & Gray of Boston,
Massachusetts and upon an Officer's Certificate executed by the Treasurer of the Fund representing that all Shares of the Fund have been issued at the net asset value determined in accordance with the Fund's prospectus.

     This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We consent to the use of this opinion in connection with the aforementioned Notice to be filed pursuant to Rule 24f-2 under the 1940 Act.

                               Sincerely,

                               /s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ

DAS/cj